Exhibit 3.1(ii)

[SEAL]

October 5, 2010

FLORIDA DEPARTMENT OF STATE

Division of Corporations

BRICK TOP PRODUCTIONS, INC.

2200 CORPORATE BLVD NW

SUITE 303

BOCA RATON, FL 33431

Re: Document Number P09000016429

The Articles of Amendment to the Articles of Incorporation of YORK ENTERTAINMENT, INC. which changed its name to BRICK TOP PRODUCTIONS, INC., a Florida corporation, were filed on October 5, 2010.

This document was electronically received and filed under FAX audit number H10000218550.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Carol Mustain

Regulatory Specialist II

Division of Corporations

Letter Number: 610A00023590

P.O BOX 6327 - Tallahassee. Flonda 32314

ARTICLES OF AMEDNMENT

TO THE ARTICLES OF INCORPORATION

OF

YORK. ENTERTAINMENT, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of YORK. ENTERTAINMENT, INC., a Florida corporation (the "Corporation"),  bearing Doument Number P09000016429, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: These Articles of Amendment to the Articles of Incorporation shall be effective upon filing.

SECOND: Article I shall be deleted in its entirety and replaced with the following:

“ARTICLE - NAME

The: name of the Corporation is Brick Top Productions, Inc.”

THIRD: These Articles of Amendment to the Articles of Incorporation were approved by written consent of the Corporation’s shareholders and board of directors on October 1.2010, in compliance with all applicable provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment to the Corporation's Articles of Incorporation as of October 1, 2010.

By:	/s/ Alex Bafer
Alex Bafer
Chief Executive Officer